UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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REX American Resources Corporation

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7720 Paragon Road
Dayton, Ohio 45459

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 4, 2025

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of REX American Resources Corporation (“REX” or the “Company”) will be held at the Company’s corporate offices located at 7720 Paragon Road, Dayton, Ohio on Wednesday, June 4, 2025, at 9:00 a.m. EDT, for the following purposes:

1. Election of nine members to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

2. Advisory vote on executive compensation.

3. Ratification of the appointment of our independent registered public accounting firm for fiscal 2025.

4. Transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 15, 2025 will be entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors EDWARD M. KRESS Secretary

Dayton, Ohio
April 25, 2025

Important Notice Regarding the Availability of Proxy Materials
for the Shareholders Meeting to be Held on June 4, 2025

The Proxy Statement, 2024 Annual Report and other soliciting materials are available at https://investors.rexamerican.com/ir-resources/annual-meeting and then clicking on the “Annual Report” and “2025 Proxy” links.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

REX AMERICAN RESOURCES CORPORATION
7720 Paragon Road
Dayton, Ohio 45459

PROXY STATEMENT

Mailing Date
April 25, 2025

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of REX American Resources Corporation, a Delaware corporation (“REX” or the “Company”), for the purposes set forth herein at our Annual Meeting of Shareholders to be held on June 4, 2025 and any adjournments thereof. All properly executed proxies will be voted as directed by the shareholder on the proxy card. If no direction is given, proxies will be voted in accordance with the Board of Directors’ recommendations and, in the discretion of the proxy holders, in the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof. Any proxy may be revoked by a shareholder by delivering written notice of revocation to the Company or in person at the Annual Meeting at any time prior to the closing of the polls.

We currently have one class of stock outstanding, namely Common Stock, $.01 par value, of which there were 16,615,879 shares outstanding as of April 15, 2025. Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on April 15, 2025 are entitled to notice of and to vote during the Annual Meeting. Each shareholder is entitled to one vote per share.

A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a broker submits a proxy with respect to shares held in a fiduciary capacity (or “street name”) that indicates the broker does not have discretionary authority to vote the shares on a particular matter.

You can vote either in person during the Annual Meeting or prior to the meeting by proxy. If you vote by proxy, you still are entitled (but not required) to participate in the Annual Meeting. Even if you plan to participate in the meeting, we encourage you to vote your shares in advance by filling out and mailing the enclosed proxy card.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, such as shares registered in “street name,” you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote the shares you beneficially own in person at the Annual Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to vote at the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to vote at the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Equiniti Trust Company, LLC. Requests for registration should be directed to proxy@equiniti.com or to facsimile number 718-765-8730. Written requests can be mailed to:

Equiniti Trust Company, LLC
Attn: Proxy Tabulation Department
55 Challenger Road, 2nd Floor
Ridgefield Park, New Jersey 07660

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 30, 2025.

Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters but is not permitted to use discretion to vote on non-routine matters, such as Item 1 (election of directors) and Item 2 (advisory vote on executive compensation) listed in the Notice of Annual Meeting.

Attending the Annual Meeting

You are entitled to participate in the Annual Meeting only if you were a REX shareholder at the close of business on April 15, 2025 or if you hold a valid proxy. The meeting will be held at our corporate offices at 7720 Paragon Road, Dayton, Ohio on Wednesday, June 4, 2025. The Annual Meeting will begin promptly at 9:00 a.m. EDT.

Fiscal Year

All references in this Proxy Statement to a particular fiscal year are to REX’s fiscal year ended January 31. For example, “fiscal 2024” means the period February 1, 2024 to January 31, 2025.

ELECTION OF DIRECTORS
(Item 1)

Nine directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Unless otherwise directed, it is the intention of the persons named in the accompanying proxy to vote each proxy for the election of the nominees listed below. All nominees are presently directors of REX and all nominees have given their consent to being named as a candidate.

If at the time of the Annual Meeting any nominee is unable or declines to serve, the proxy holders will vote for the election of such substitute nominee as the Board of Directors may recommend. We have no reason to believe that any substitute nominee will be required.

Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality vote. A majority of votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. If a non-incumbent nominee receives a greater number of votes cast “against” than cast “for”, that non-incumbent nominee is not elected to the Board. Any incumbent director nominee who receives a greater number of votes cast “against” than votes “for” shall continue to serve as a “holdover director” under Delaware law, but shall tender his or her resignation as a director. Within 90 days, the Board will decide, after taking into account the recommendation of the Nominating/Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board will promptly disclose its decision on a Form 8-K filed with the Securities and Exchange Commission.

Set forth below is certain information with respect to the nominees for director, including the experience, qualifications and skills we believe these individuals bring to the Board and qualify them to serve as directors. The following matrix summarizes the diversity of business skills and financial and reporting expertise of our directors.

	Stuart A. Rose	Zafar A. Rizvi	Edward M. Kress	David S. Harris	Charles A. Elcan	Mervyn L. Alphonso	Lee I. Fisher	Anne C. MacMillan	Cheryl L. Bustos
Qualifications/Experience
Executive leadership experience	✓	✓		✓	✓	✓	✓	✓	✓
Financial/accounting literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Legal expertise			✓				✓	✓
Entrepreneurial experience	✓	✓	✓	✓	✓				✓
Policy experience							✓	✓	✓
Independence				✓	✓	✓	✓	✓

STUART A. ROSE, 70, was appointed our Executive Chairman of the Board and Head of Corporate Development in 2015. Mr. Rose had served as our Chairman of the Board and Chief Executive Officer since our incorporation in 1984 as a holding company. Mr. Rose ceased to be our Chief Executive Officer in 2015. Prior to 1984, Mr. Rose was Chairman of the Board and Chief Executive Officer of Rex Radio and Television, Inc., which he founded in 1980. Mr. Rose’s past leadership and current position provides the Board with essential insight into the Company’s strategic activities.

ZAFAR A. RIZVI, 75, was appointed our Chief Executive Officer and a director in 2015. Mr. Rizvi has been our President and Chief Operating Officer since 2010, was Vice President from 2006 to 2010, and has been President of Farmers Energy Incorporated, our alternative energy investment subsidiary, since 2006. From 1991 to 2006, Mr. Rizvi was Vice President—Loss Prevention. Mr. Rizvi’s knowledge of the Company’s alternative energy investments and diverse management operation expertise provides the Board with operational perspective and promotes efficiencies in communications between management and the Board.

EDWARD M. KRESS, 75, has been our Secretary since 1984 and a director since 1985. Mr. Kress has been a partner of the law firm of Dinsmore & Shohl LLP (formerly Chernesky, Heyman & Kress P.L.L.), our legal counsel, since 1988. Mr. Kress has practiced law in Dayton, Ohio since 1974. Mr. Kress, a lawyer and our legal counsel, provides the Board with critical legal advice and perspective.

DAVID S. HARRIS, 65, has been a director since 2004 and Lead Director since 2015. Mr. Harris has served as President of Grant Capital, Inc., a private investment company, since 2002. Previously, he was a director of Carrols Restaurant Group, Inc., a restaurant franchisee, where he served in various roles from 2012 to 2024, including Chairman of the Audit and Compensation Committees and Chairman of the Board from 2020 to 2024. Mr. Harris served as chief operating officer of Seven Oaks Acquisition Corp., a special purpose acquisition company, from 2020 to 2021. Mr. Harris’ experience in corporate finance and capital markets and previous experience as a director of public companies is valuable to the Board in developing strategy and evaluating senior management.

CHARLES A. ELCAN, 61, has been a director since 2003. Mr. Elcan has served as a partner of Frisco Partners since 2017. Mr. Elcan was previously a founder of, and President until 2017 of, China Healthcare Corporation, organized in 2008 to build and operate hospitals in China. Mr. Elcan was Executive Vice President—Medical Office Properties of Health Care Property Investors, Inc. (HCP), a real estate investment trust specializing in health care related real estate, from 2003 to 2008, and served as the Chief Executive Officer and President of MedCap Properties, LLC, a real estate company located in Nashville, Tennessee that owned, operated and developed real estate in the healthcare field, from 1998 to 2003. (HCP acquired MedCap Properties in 2003.) From 1992 to 1997, Mr. Elcan was a founder and investor in Behavioral Healthcare Corporation (now Ardent Health Services LLC), a healthcare company that owns and operates acute care hospitals. Mr. Elcan, a founder of health care real estate companies, brings to the Board entrepreneurial experience.

MERVYN L. ALPHONSO, 84, has been a director since 2007. Mr. Alphonso retired as Vice President for Administration and Chief Financial Officer of Central State University in 2007. Mr. Alphonso has over 30 years of experience in the banking industry. He was President, Dayton District, KeyBank National Association from 1994 to 2000 and held various management positions with KeyBank of New York, N.A., and Crocker National Bank and Bankers Trust Company. Mr. Alphonso served as a Peace Corps volunteer from 2001 to 2003. Mr. Alphonso’s experience in the banking industry and as a chief financial officer provides the Board with financial management expertise.

LEE I. FISHER, 73, has been a director since 2011 and previously served as a director from 1996 to 2006. Mr. Fisher has been appointed President of Baldwin Wallace University, effective July 1, 2025. Mr. Fisher was appointed Dean of Cleveland State University College of Law and Joseph C. Hostetler—Baker Hostetler Chair in Law in 2017 and will continue to serve as Dean until June 30, 2025. Prior to his appointment as Dean, he was President and Chief Executive Officer of CEOs for Cities, a non-profit national organization of urban leaders focused on revitalizing American cities. Mr. Fisher was also a Senior Fellow with the Levin College of Urban Affairs at Cleveland State University and an Urban Scholar with the College of Urban Planning and Public Affairs at the University of Illinois-Chicago. Mr. Fisher served as Lieutenant Governor of Ohio from 2007 to 2011, including as Director of the Ohio Department of Development and Chair of the Ohio Third Frontier Commission. He served as President and Chief Executive Officer of the Center for Families and Children, a private non-profit human services organization, from 1999 to 2006. Mr. Fisher practiced law with the law firm of Hahn Loeser & Parks LLP from 1978 to 1990 and was a partner in the firm from 1995 to 1999. He served as Ohio Attorney General from 1991 to 1995, Ohio State Senator from 1983 to 1990 and Ohio State Representative from 1981 to 1983. Mr. Fisher was formerly a director of OfficeMax Incorporated. Mr. Fisher brings to the Board experience and understanding of law, government, higher education, public affairs, economic development, and regulatory and public policy.

ANNE C. MACMILLAN, 46, has been a director since 2019. Ms. MacMillan has been a partner with Invariant GR since 2016, where she manages Invariant’s food, agriculture and trade practice, leveraging nearly 20 years of substantive policy experience from serving in the House of Representatives, the United States Department of Agriculture, and in corporate America. Ms. MacMillan served as the Director of Government Affairs for the Wonderful Company, a multi-billion dollar farming and consumer packaged goods company, from 2014-2016. Prior to that, Ms. MacMillan was at the United States Department of Agriculture, serving as Senior Advisor from 2010-2012, and as Deputy Chief of Staff from 2012-2014 where she developed and implemented the Agency’s regulatory agenda and managed key policy staff. Ms. MacMillan started her career on Capitol Hill with the late Bob Matsui (D-CA) and spent several years as the Legislative Director to Rep. Dennis Cardoza (D-CA), managing his Agriculture and Natural Resources Committee work in addition to assisting with his leadership of the Blue Dog Coalition. Ms. MacMillan then served as a senior policy advisor for Speaker Nancy Pelosi (D-CA) for the last two years of the Speaker’s first speakership. In this capacity, Ms. MacMillan managed all issues pertaining to agriculture and rural America, amongst other key priorities. Ms. MacMillan is a graduate of the University of California, San Diego and received her Juris Doctorate from The George Washington University Law School. Ms. MacMillan’s experience serving the agricultural industry, in both the public and private sector, brings a different perspective and insight to the Board.

CHERYL L. BUSTOS, 63, has been a director since February 2023. Since December, 2023, she has been a partner of, and since January, 2023, she has been head of Illinois operations and Co-Chair of, Mercury Public Affairs, a public affairs consulting firm based in Washington, D.C. Ms. Bustos served in the United States House of Representatives, representing Illinois’ 17th Congressional District, from January, 2013 until January, 2023. While in the House of Representatives, Ms. Bustos served on the Agriculture Committee for 10 years and chaired its General Farm Commodities and Risk Management Subcommittee during a portion of that time. She also served on the House Appropriations Committee. Prior to serving in Congress, Ms. Bustos was Vice President of Corporate Communications for UnityPoint Health, a nonprofit integrated healthcare system, from 2008 to 2011; Senior Director of Corporate Communications for Trinity Regional Health System from 2001 to 2007; and a journalist with the Quad-City Times from 1985 to 2001. Ms. Bustos holds a bachelors degree in Government and Politics from the University of Maryland and a Masters in Public Affairs Reporting from the University of Illinois at Springfield. Ms. Bustos also is a board member of Ullico Inc., a privately held insurance and financial services holding company, and its subsidiary, Ullico Investment Advisors Inc., a registered investment advisor. Ms. Bustos provides the Board with extensive legislative experience at the local and national level, expertise in agricultural policy and familiarity with the agricultural community.

Board of Directors

Our Board of Directors currently consists of nine directors. The Board has determined that five of the nine, David S. Harris, Charles A. Elcan, Mervyn L. Alphonso, Lee I. Fisher and Anne C. MacMillan, are independent within the meaning of Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual.

To be considered independent, the Board must determine that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, among others. Our Board has established the following guidelines, consistent with Section 303A.02 of the NYSE listing standards, to assist it in determining independence of directors.

•

A director who is an employee, or whose immediate family member (as defined in such guidelines) is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

•

A director who receives, or whose immediate family member receives, more than $120,000 during any 12-month period in direct compensation from the Company, other than director or committee fees and pension or other forms of deferred compensation for prior service (not contingent in any way on continued service), is not independent until three years after he or she does not receive more than $120,000 of such compensation during any 12-month period. (Compensation received by an immediate family member for service as a non-executive employee need not be considered in determining independence under this test.)

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives at the same time serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

Messrs. Harris, Alphonso, Elcan and Fisher and Ms. MacMillan currently have no relationships with the Company other than being a director. In August, 2024, the Company entered into a consulting services agreement with Highstake 35 LLC doing business as Mercury Public Affairs under which the Company paid the firm $15,000 per month to provide certain consulting services to the Company for the period commencing August 1, 2024 through December 31, 2024. The Company subsequently extended the agreement through June 30, 2025. Ms. Bustos is a partner and officer of Mercury Public Affairs. At the time the consulting services agreement was approved, the Board also concluded that Ms. Bustos would no longer be independent after the agreement went into effect, and she resigned at that time as a member of the Audit and Nominating/Corporate Governance Committees.

Our Board of Directors held six meetings during the fiscal year ended January 31, 2025. Directors are invited and encouraged to attend our Annual Meeting of Shareholders and all of our serving directors attended last year’s Annual Meeting of Shareholders. During our fiscal year ended January 31, 2025, each of our directors also attended 100% of the Board meetings and the meetings of each Committee on which such director served other than one director, who attended more than 80% of the meetings of the Board and each Committee on which such director served. Our Board of Directors also acted once during fiscal 2024 by unanimous written consent.

The non-management directors have the opportunity to meet in executive sessions without management present following Audit Committee and Board meetings. The presiding director for each executive session is the independent Lead Director.

Board Leadership Structure

The Board is responsible for periodically evaluating the leadership structure of the Company’s Board of Directors, including whether to combine or separate the roles of Chairman of the Board and Chief Executive Officer. The Board recognizes that different structures may be appropriate at different times or under different circumstances and believes it is important to retain the flexibility to have structures best suited to the Company’s specific characteristics or circumstances. If the offices of Chairman of the Board and Chief Executive Officer are held by the same person, or if the Chairman is not independent, the Board will annually elect an independent director to serve in a lead capacity.

Zafar A. Rizvi is Chief Executive Officer and a director of the Company and Stuart A. Rose is Executive Chairman and Head of Corporate Development. The Board believes this leadership structure is appropriate and will provide consistent oversight and implementation of corporate strategy, operations and executive succession.

David S. Harris has served as Lead Director since 2015. The Lead Director’s responsibilities include, among others, the following:

•	Preside at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors.

•	Serve as principal liaison between the Executive Chairman and the independent directors.

•	Approve information sent to the Board, meeting agendas for the Board, and meeting schedules to assure there is sufficient time for discussion of all agenda items.

•	Authority to call meetings of the independent directors.

•	Be available, when appropriate, for consultation and direct communication with shareholders.

Board Role in Risk Oversight

The Board administers its risk oversight function principally through the Audit Committee. The Audit Committee oversees financial, legal, regulatory and operational risks and risk management. The Committee receives periodic reports from members of senior management who supervise day-to-day risk management activities on specific risks to the Company, risk management and risk mitigation. The Audit Committee reports to the full Board as appropriate. Overall review of risk is inherent in the full Board’s consideration of long-term strategies and in the transactions and other matters presented to the Board. As part of the Board’s consideration of risk management and risk mitigation, the Board also receives periodic reports from members of senior management regarding the Company’s cybersecurity risk management. The Board’s role in risk oversight has no effect on its leadership structure.

Board Committees

Our Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee.

Audit Committee. The Audit Committee assists Board oversight of the integrity of the financial statements of the Company, our compliance with legal and regulatory requirements, the independent accountants’ qualifications and independence, and the performance of the Company’s internal audit function and independent accountants. The Audit Committee is directly responsible for the appointment, retention and oversight of the work of the independent accountants. The Audit Committee acts pursuant to a written charter. The members of the Audit Committee are Messrs. Harris (Chairman) and Alphonso and Ms. MacMillan. All members of the Audit Committee are independent within the meaning of applicable NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”). The Board has determined that Mr. Harris and Mr. Alphonso each is an audit committee financial expert as defined by applicable SEC rules and that all members of the Audit Committee are financially literate within the meaning of NYSE listing standards. The Audit Committee met five times during fiscal 2024.

Compensation Committee. The Compensation Committee has direct responsibility to review and approve CEO compensation, makes recommendations to the Board with respect to non-CEO executive officer compensation and compensation plans, and administers the Company’s stock plans. The Compensation Committee acts pursuant to a written charter. The members of the Compensation Committee are Ms. MacMillan (Chair) and Messrs. Harris, Elcan and Fisher. All members of the Compensation Committee are independent within the meaning of applicable NYSE listing standards. The Compensation Committee met twice during fiscal 2024.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, recommends for the Board’s selection a slate of director nominees for election to the Board at the Annual Meeting of Shareholders, develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company, and oversees the evaluation of the Board and management. The Nominating/Corporate Governance Committee acts pursuant to a written charter. The members of the Nominating/Corporate Governance Committee are Messrs. Alphonso (Chairman), Fisher and Elcan. All members of the Nominating/Corporate Governance Committee are independent within the meaning of applicable NYSE listing standards. The Nominating/Corporate Governance Committee met twice during fiscal 2024.

The Board seeks director candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and shareholders. In identifying and evaluating director candidates, the Nominating/Corporate Governance Committee may consider a number of attributes, including experience, skills, judgment, accountability and integrity, financial literacy, time, industry knowledge, networking/contacts, leadership, independence from management and other factors it deems relevant. The Nominating/Corporate Governance Committee also considers diversity of professional experience, skills and individual qualities and attributes in identifying director candidates. The Nominating/Corporate Governance Committee reviews the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current directors and specific needs of the Company and the Board. The Company is committed to a policy of inclusiveness. In performing its responsibilities for identifying, screening and recommending candidates to the Board, the Nominating/Corporate Governance Committee should (i) ensure that candidates with a diversity of ethnicity and gender are included in each pool of candidates from which Board nominees are chosen and (ii) seek diverse candidates by including in the candidate pool (among others) individuals from non-executive corporate positions and non-traditional environments. The Nominating/Corporate

Governance Committee may solicit advice from the Executive Chairman, the CEO and other members of the Board.

The Nominating/Corporate Governance Committee will consider director candidates recommended by our shareholders. Shareholders must submit the name of a proposed shareholder candidate to the Nominating/Corporate Governance Committee at our corporate offices by the date specified under “Shareholder Proposals.”

Executive Committee. The Executive Committee is empowered to exercise all of the powers and authority of the Board of Directors between meetings of the Board, other than the power to fill vacancies on the Board or on any Board committee and the power to declare dividends. The members of the Executive Committee are Messrs. Rose and Rizvi. The Executive Committee had no formal meetings during fiscal 2024.

Code of Ethics, Corporate Governance Guidelines and Committee Charters

We have adopted a Code of Business Conduct and Ethics applicable to our employees, officers and directors. A copy of the Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2004 and is posted on our website www.rexamerican.com.

We have adopted a set of Corporate Governance Guidelines addressing director qualification standards, director responsibilities, director access to management and independent advisors, director compensation and other matters. A copy of the Corporate Governance Guidelines is posted on our website www.rexamerican.com.

The charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are posted on our website www.rexamerican.com.

Insider Trading Policy

We have adopted an Insider Trading Policy governing the purchase, sale and other dispositions of our securities by our, and our controlled subsidiaries’, directors, officers and employees and by certain other covered persons (collectively, the “Covered Persons”). We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and the NYSE listing standards applicable to us. Among other restrictions, our Insider Trading Policy prohibits Covered Persons from trading in our securities while in possession of material nonpublic information. Our Insider Trading Policy also provides that the Company will not engage in transactions in our securities in the public markets (other than pursuant to a trading plan that is intended to qualify with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended) while the Company is in possession of material nonpublic information. The foregoing description of our Insider Trading policy does not purport to be complete and is qualified by reference to the full text of our Insider Trading Policy which was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended January 31, 2025.

Hedging and Pledging Policies

Under our Insider Trading Policy described above, our directors and executive officers are prohibited from holding our securities in a margin account or otherwise pledging such securities, and are prohibited from engaging in transactions in puts, calls or other derivative instruments that relate to or involve our securities or in hedging transactions involving our securities.

Procedures for Contacting Directors

Shareholders and interested parties may communicate with the Board, the non-management directors as a group, or a specific director by writing to REX American Resources Corporation, 7720 Paragon Road, Dayton, Ohio 45459, Attention: Board of Directors, Non-Management Directors or [Name of Specific Director]. All communications will be forwarded as soon as practicable to the specific director, or if addressed to the Non-Management Directors to the Chairman of the Audit Committee, or, if addressed to the Board, to the Chairman of the Board or other director designated by the Board to receive such communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objectives of our executive compensation program are to motivate and retain our key employees, to tie annual incentives to corporate performance and profitability, and to provide long-term incentives for executives to create shareholder value.

We considered the results of the shareholder advisory vote on executive compensation in 2024. We believe the approval received shows that shareholders support our executive compensation decisions and policies.

Elements of Executive Compensation

The elements of our executive compensation program are discussed below.

Base Salary. Base salaries of our executive officers reflect individual job responsibilities, with consideration for past contributions and length of service. Base salary levels generally are set at levels below that of salaries paid to executive officers of other public companies in the ethanol industry in recognition of their annual incentive opportunities. For comparative purposes, we review base salaries paid by companies in our industry peer group. We do not engage in benchmarking in setting or adjusting base salaries.

The base salaries of our CEO, Mr. Rizvi, our CFO, Mr. Bruggeman, and our Executive Chairman, Mr. Rose, were increased in May, 2022 (effective for the full fiscal year) to $275,000, $300,000 and $225,000, respectively, based on a market assessment prepared by Pearl Meyer. These base salaries remained the same in fiscal 2024.

Annual Incentive Program. Our annual incentive program is designed to reward executive officers for corporate performance and to incentivize those individuals to contribute to corporate profitability. Annual incentives are based on corporate performance and profitability measures. There are no individual performance goals or objectives.

For fiscal 2024, the annual incentive opportunities for our executive officers were based upon and determined as a specific percentage of our Adjusted Net Income (as defined below). The specific percentage of Adjusted Net Income for each executive officer was determined on a scaled basis considering each officer’s overall responsibilities and contributions to corporate performance and operations, subject to individual maximum limits for the year. The individual specified percentages and maximum annual limits for each named executive officer, which were unchanged in fiscal 2024 from fiscal 2023 and fiscal 2022, were:

Named Executive Officer	Specified % of Adjusted Net Income	Maximum Limit
Mr. Rizvi	4.50%	$5,000,000
Mr. Bruggeman	2.25%	$2,500,000
Mr. Rose	2.50%	$2,500,000

We define Adjusted Net Income, which is a non-GAAP financial measure, as net income attributable to REX shareholders (after tax), adjusted by a multiplier of 1.33 and then adding back incentive and stock compensation expense. For fiscal years beginning in 2022, any losses incurred by the Company related to the Company’s carbon sequestration project, or any other new investment in an operating entity, for the period through the end of the second year after commencement of operations, will not reduce the bonus calculation. We chose the foregoing measure to incentivize our executive officers to grow profits and so that they would not be penalized for development stage activities.

Annual incentive awards are determined and paid on a formula basis without discretion to increase or decrease award amounts. To strengthen the link between our annual incentive program and long-term corporate performance, one-quarter of the annual incentive award earned by each executive officer is paid in a grant of restricted stock. The restricted stock grants are made on June 15 of the following year, or if June 15 is not a business day, the next business day, and vest in three equal annual installments. Restricted stock exposes executives to both upside and downside equity performance risk.

The payouts to our named executive officers under the fiscal 2024 annual incentive program were as follows (with 25% payable in restricted stock and 75% paid in cash, as noted above):

Named Executive Officer	Fiscal 2024 Annual Incentive Payout
Mr. Rizvi	$3,962,152
Mr. Bruggeman	$1,981,076
Mr. Rose	$2,201,196

Long-Term Incentive Program. The Company did not grant long-term incentive awards to the named executive officers for 2024.

Based on the market assessment prepared by Pearl Meyer, effective as of May 24, 2022, the Compensation Committee approved a grant to Messrs. Rizvi and Bruggeman of performance-based long-term incentive awards under the Company’s 2015 Incentive Plan (the “Plan”) in the form of restricted stock units (“RSUs”), with vesting and payment based on total shareholder return of the Company (the “2022 TSR Awards”). The target number of RSU’s subject to the 2022 TSR Awards granted to Messrs. Rizvi and Bruggeman (after adjustment for the three-for-one common stock split effective August 5, 2022) were 45,000 units and 22,500 units, respectively. The number of RSU’s subject to each 2022 TSR Award that could vest at the end of the three year performance period, which commenced January 1, 2022, ranged from 0% to 200% of the specified target number of RSUs subject to the award, based on the Company’s total shareholder return (“TSR”) in comparison to the TSR of the companies that comprised the Russell 2000 Index during the performance period (with the ending stock prices based on a 60-day average through February 13, 2025), provided that the recipient of the award remained a full-time employee of the Company during the entire performance period. If the Company’s TSR was negative during the performance period, the maximum number of RSU’s that could vest was 100%, even for performance above the 60th percentile of the index group.

The following table provides the TSR percentile rankings and corresponding payout levels:

Company TSR Percentile Rank within the Russell 2000 Index:	Percentage Payout of Target 2022 TSR Award	Actual Result	Payout Percentage
At or Below 40th percentile	0%
Above 40th percentile	50%
Above 50th percentile	100%	74th percentile	148%
Above 75th percentile	150%
90th percentile or higher	200%

Based on the above, on February 25, 2025, Mr. Rizvi received 66,600 fully vested shares and Mr. Bruggeman received 33,300 fully vested shares.

Employment, Termination and Change in Control Arrangements

We maintain employment agreements for each of our named executive officers which cover base salary, annual incentive award opportunities, and potential payments upon termination or change in control.

These agreements provide that, upon a termination without cause, or for good reason within 12 months following a change in control, the executive would be entitled to his salary for the remainder of the employment period, and a cash payment equal to 200% of the total incentive bonus paid for the prior fiscal year, but not less than $1,000,000 and not more than $6,000,000 for Mr. Rizvi and not more than $3,000,000 for each of Messrs. Bruggeman and Rose. The Compensation Committee determined these payment amounts based upon competitive practices at the time the employment agreements were approved. The purpose of providing these severance benefits is to compensate executives in the event of a termination of employment not reflective of individual performance and to assure that executives focus on a smooth transition of management and operation of the Company in the event of a change in control.

The employment agreements for our named executive officers, which most recently were amended effective as of February 1, 2022, based on the market assessment prepared by Pearl Meyer, provide as follows:

•

Mr. Rizvi’s employment agreement provides for an annual base salary of $275,000 and an annual incentive bonus based on 4.5% of the Company’s Adjusted Net Income, subject to an annual cap of $5,000,000. In addition, the minimum amount of the incentive bonus Mr. Rizvi will be entitled to receive in the event his employment is terminated by the Company without cause or, following a change in control, for good reason (which will be calculated without regard to the normal annual cap and paid in cash), is $1,000,000, with the amount of such bonus capped at $6,000,000.

•

Mr. Bruggeman’s employment agreement provides for an annual base salary of $300,000, and an annual incentive bonus based on 2.25% of the Company’s Adjusted Net Income, subject to an annual cap of $2,500,000. In addition, the minimum amount of the incentive bonus Mr. Bruggeman will be entitled to receive in the event his employment is terminated by the Company without cause or, following a change in control, for good reason (which will be calculated without regard to the normal annual cap and paid in cash), is $1,000,000, with the amount of such bonus capped at $3,000,000.

•

Mr. Rose’s employment agreement provides for an annual base salary of $225,000 and an annual incentive bonus based on 2.5% of the Company’s Adjusted Net Income, subject to an annual cap of $2,500,000. In addition, the minimum amount of the incentive bonus Mr. Rose will be entitled to receive in the event his employment is terminated by the Company without cause or, following a change in control, for good reason (which will be calculated without regard to the normal annual cap and paid in cash), is $1,000,000, with the amount of such bonus capped at $3,000,000.

Clawback Policy

We have adopted a Compensation Recovery Policy (Clawback Policy) under which the Company is required to recover cash and equity-based incentive compensation based wholly or in part on the attainment of a financial reporting measure that was paid to a current or former executive officer with respect to the three years preceding a year in which the Company prepares an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The compensation recoverable is the amount in excess of the amount that would have been payable to the executive officer under the restated financial statements. The clawback must be made regardless of whether the executive officer was responsible for the error that led to the accounting restatement. The Clawback Policy became effective as of November 15, 2023, and is intended to comply with the applicable NYSE listing standards.

In addition, our annual incentive program for executive officers includes a “clawback” provision. For purposes of computing awards under the program, if there is a pre-tax loss in one or more fiscal years, 50% of the pre-tax loss must be recouped in its entirety before a bonus could be paid in a future year. We believe the clawback ensures that executive incentive awards are paid based on cumulative Adjusted Net Income (net of losses) and provides incentive to our executive officers to focus on long-term, sustained earnings growth.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee of our Board of Directors determines the compensation paid to our CEO and recommends to the Board of Directors for approval the compensation of our other non-CEO executive officers. Our CEO recommends base salary levels and annual incentive opportunities for non-executive officers. All annual incentive payments to executive officers are approved by the Compensation Committee.

Peer Group

When the Compensation Committee adjusted the base salaries and annual incentive opportunities for our executive officers in fiscal 2022 (which remained unchanged in fiscal 2024), the Compensation Committee consulted with management and selected a peer group consisting of 15 companies. The

Company’s revenue was at the 55th percentile of the peer group. The peer group consisted of the following companies:

Aemetis, Inc.	Green Plains Inc.
Alto Ingredients, Inc.	Intrepid Potash, Inc.
American Vanguard Corporation	Laredo Petroleum, Inc.
Archrock, Inc.	LSB Industries, Inc.
Berry Corporation	Renewable Energy Group, Inc.
Calumet Specialty Products Partners, L.P.	U.S. Silica Holdings, Inc.
Clean Energy Fuels Corp.	W&T Offshore, Inc.
FutureFuel Corp.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to a public company for compensation paid in excess of $1 million in any taxable year to the company’s chief executive officer or any of its other four highest paid executive officers. The Compensation Committee considers anticipated tax treatment when reviewing executive compensation, but does not limit executive compensation to amounts deductible under Section 162(m) in order to maintain flexibility in structuring compensation programs.

Compensation Committee Report

The Compensation Committee of the Board of Directors of REX American Resources Corporation has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for our 2025 Annual Meeting of Shareholders.

ANNE C. MACMILLAN, Chair
CHARLES A. ELCAN
LEE I. FISHER
DAVID S. HARRIS

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Stock Awards[1]	Non-Equity Incentive Plan Compensation[2]	All Other Compensation[3]	Total
Zafar A. Rizvi,	2024	$275,000	$990,538	$2,971,614	$200	$4,237,352
Chief Executive Officer	2023	$275,000	$2,617,799	$3,170,248	$200	$6,063,247
and President	2022	$275,000	$2,292,721	$1,408,412	$200	$3,976,333
Douglas L. Bruggeman,	2024	$300,000	$495,269	$1,485,807	$200	$2,281,276
Vice President-Finance,	2023	$300,000	$1,308,900	$1,585,124	$200	$3,194,224
Chief Financial Officer	2022	$300,000	$1,146,360	$704,206	$200	$2,150,766
and Treasurer
Stuart A. Rose,	2024	$225,000	$550,299	$1,650,897	—	$2,426,196
Executive Chairman of	2023	$225,000	$587,083	$1,761,249	—	$2,573,332
the Board	2022	$225,000	$260,817	$782,451	—	$1,268,268

[1]

This column reflects the aggregate grant date fair value of (i) restricted stock that was earned by the named executive officers under the annual incentive program (which is payable one-quarter in restricted stock and the remainder in cash), (ii) restricted stock granted as an additional long-term incentive to Messrs. Rizvi and Bruggeman in 2023, and (iii) for 2022 only, performance-based long-term incentive awards granted in 2022 with vesting and payment based on the Company’s total shareholder return (“TSR”) over the three year performance period compared to the TSR of the companies comprising the Russell 2000 Index (the “2022 TSR Awards”) to Messrs. Rizvi and Bruggeman, in each case computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). The grant date fair value of the 2022 TSR Awards was based on the probable outcome of the applicable performance conditions as of the date of grant. The grant date fair value of the 2022 TSR Awards for 2022, assuming that the maximum level of performance would be achieved, was as follows: for Mr. Rizvi $2,614,500, and for Mr. Bruggeman $1,307,250. For a discussion of the assumptions that we used to value the restricted stock awards and the 2022 TSR Awards for financial accounting purposes, please refer to “Note 10—Employee Benefits” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended January 31, 2025. The 2022 TSR Awards were earned at 148% of the target award (based on TSR results through December 31, 2024, with the number of shares determined on February 13, 2025, using a 60-day average price), resulting in a payout of 66,600 fully vested shares for Mr. Rizvi and 33,300 fully vested shares for Mr. Bruggeman on February 25, 2025.

[2]

Amounts in this column reflect three-quarters of the award earned for the applicable year under our annual incentive program, which amounts were paid in cash. The remainder of the earned award is paid in the form of restricted stock, which is included in the “Stock Awards” column for the year in which it is earned.

[3]	Amounts in this column reflect a matching contribution under the 401(k) plan on behalf of each named executive officer other than Mr. Rose.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each named executive officer in fiscal 2024 under our annual incentive programs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units[2]	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Rizvi	N/A	$0	$4,226,998	$5,000,000	—	—	—	—	—
	6/16/2025	—	—	—	—	—	—	—	$990,538
Mr. Bruggeman	N/A	$0	$2,113,499	$2,500,000	—	—	—	—	—
	6/16/2025	—	—	—	—	—	—	—	$495,269
Mr. Rose	N/A	$0	$2,348,332	$2,500,000	—	—	—	—	—
	6/16/2025	—	—	—	—	—	—	—	$550,299

[1]

The information included in the “Threshold”, “Target” and “Maximum” columns reflects the range of potential payouts under the 2024 annual incentive program. Mr. Rizvi’s annual incentive award opportunity for fiscal 2024, which is specified in his employment agreement, was earned at 4.5% of Adjusted Net Income (as previously defined), subject to a maximum $5,000,000 incentive payout for the year. Mr. Bruggeman’s annual incentive award opportunity for fiscal 2024, which is specified in his employment agreement, was earned at 2.25% of Adjusted Net Income, subject to a maximum $2,500,000 incentive payout for the year. Mr. Rose’s annual incentive award opportunity for fiscal 2024, which is specified in his employment agreement, was earned at 2.5% of Adjusted Net Income, subject to a maximum $2,500,000 incentive payout for the year. 25% of each executive’s annual incentive award will be paid in an award of restricted stock based on the closing price of our common stock on June 16, 2025, vesting in one-third installments on the first three anniversaries of the grant. The 75% balance of each executive’s annual incentive award was paid in cash and is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The target amounts of the annual incentive opportunity are not determinable at the time of grant. Pursuant to applicable SEC rules, we have provided a representative “target” amount based on the previous fiscal year’s performance.

[2]

The number of shares of restricted stock to be granted to the named executive officers under the annual incentive program for fiscal 2024 (one-quarter of the amount of the incentive award earned for fiscal 2024) will not be determined until the restricted stock is issued in June, 2025. The restricted stock vests in three equal annual installments.

[3]

This column reflects the aggregate grant date fair value, as determined in accordance with Topic 718, of the restricted stock earned with respect to the fiscal 2024 annual incentive award. See footnote 1 to the Summary Compensation Table of this proxy statement for the assumptions used to calculate these values.

Outstanding Equity Awards at Fiscal 2024 Year-End

The following table sets forth information concerning restricted stock and the 2022 TSR Awards that have not vested for each named executive officer outstanding as of the end of fiscal 2024.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested[1]	Market Value of Shares or Units of Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2]
Mr. Rizvi	69,905	$2,916,437	66,600	$2,778,552
Mr. Bruggeman	35,408	$1,477,222	33,300	$1,389,276
Mr. Rose	23,671	$987,554	—	—

[1]	The following table shows the vesting schedules for the unvested time-based restricted stock awards outstanding as of January 31, 2025:

Name	June 16, 2025	June 15, 2026	June 15, 2027
Mr. Rizvi	34,958	27,229	7,718
Mr. Bruggeman	17,934	13,615	3,859
Mr. Rose	12,589	6,794	4,288

[2]	Based on the closing price of our common stock on January 31, 2025, which is the last day of our fiscal year.

[3]

Reflects the actual number of shares earned under each 2022 TSR Award as determined in February 2025, based on a payout of 148% of target (66,600 shares for Mr. Rizvi and 33,300 shares for Mr. Bruggeman). The number of RSU’s was determined following the end of the three year performance period, which commenced January 1, 2022 and ended December 31, 2024 (with the ending stock prices based on a 60-day average through February 13, 2025) and could have ranged from 0% to 200% of the specified target number of RSU’s subject to the award, based on the Company’s total shareholder returns (“TSR”) in comparison to the TSR of the companies that comprise the Russell 2000 Index during the performance period, provided that the recipient of the award remained a full-time employee of the Company during the entire performance period. Since the ending stock price was based on a 60-day average through February 13, 2025, the awards were not vested as of January 31, 2025, and are therefore included in this table as outstanding at year-end.

Stock Vested

The following table sets forth information for each named executive officer with respect to the vesting of restricted stock awards in fiscal 2024.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting[1]
Mr. Rizvi	27,696	$1,264,045
Mr. Bruggeman	14,302	$652,743
Mr. Rose	8,636	$394,147

[1]

The value realized on vesting equals the number of shares acquired multiplied by the closing market price of our common stock on the vesting date. As noted above, the 2022 TSR Awards were not vested as of January 31, 2025 and are therefore not reflected in this table.

Potential Payments Upon Termination or Change in Control

The employment agreements with our named executive officers provide for the following compensation payable upon termination of employment:

•	In the event of termination without cause, or in the event the executive terminates employment for good reason within 12 months following a change in control, the executive is entitled to (i) the balance of his salary for the remainder of the employment period, (ii) a cash bonus equal to 200% of the total incentive bonus paid for the prior fiscal year, but not less than $1,000,000 and no more than $6,000,000 for Mr. Rizvi and no more than $3,000,000 for the other named executive officers, and (iii) the right to exercise any awards under any incentive plan whether exercisable or unexercisable, vested or unvested.

o

“Good reason” includes a reduction in the executive’s salary or bonus opportunity, significant diminution in the executive’s position, authority or duties, work relocation outside the Dayton, Ohio metropolitan area, and our breach of the employment agreement.

o	“Change in control” includes any person acquiring 25% or more of the outstanding common stock of the Company, incumbent directors or their Board approved successors ceasing to constitute a majority of our board of directors, or a merger or other reorganization resulting in less than 50% of the outstanding voting shares of the surviving or resulting company being owned by our shareholders determined immediately prior to the event.

•

In the event of termination due to death, total disability or voluntary termination, the executive or his estate is entitled to (i) his salary computed pro rata to the date of termination, (ii) bonus payment computed pro rata based on the date of termination and (iii) the right to exercise any awards under any incentive plan whether exercisable or unexercisable or vested or unvested, assuming in the case of voluntary termination the executive has 20 years of service and attained age 55.

•	In the event of termination by us for cause, the executive is entitled to his salary and bonus payment computed pro rata to and based upon the date of termination.

The 2022 TSR Awards granted to Mr. Rizvi and Mr. Bruggeman provided that, in the event that, during the three year performance period (but prior to any change in control), the employment of Mr. Rizvi or Mr. Bruggeman was terminated by the Company without cause or by him for good reason, the performance goals on which the achievement of the RSU’s subject to the awards were based would be deemed satisfied at the greater of the 100% level of performance or the Company’s actual TSR performance as of the date of the occurrence of such event relative to the index group, and would be paid within 30 days after the occurrence of such event. If, during such period, Mr. Rizvi or Mr. Bruggeman died or became totally disabled, the performance goals on which the achievement of the RSU’s subject to the awards were based would be deemed satisfied at the 100% level of performance and would be paid within 30 days after the occurrence of such event.

In the event of a change in control (as defined in the 2015 Incentive Plan) of the Company during the performance period for the 2022 TSR Awards, the performance goals on which the achievement of the RSU’s subject to the award were based would be deemed satisfied at the greater of the 150% level of performance or the Company’s actual TSR performance as of the date of the change in control relative to the index group. If the 2022 TSR Award was assumed or substituted by the acquirer or a specified related party in connection with the change in control, the award would vest and become payable if the executive remained employed through the end of the three-year performance period (or his earlier death or disability or the termination of his employment by the Company without cause or by him for good reason). If the 2022 TSR Award was not so assumed or substituted in connection with the change of control, the award would become fully vested as of the date of the change in control and would be paid within 30 days thereafter.

Termination Without Cause or for Good Reason. If the employment of our named executive officers were terminated without cause, or terminated for good reason following a change in control, as provided in their respective employment agreements, our named executive officers would have been entitled to the following lump sum amounts as of January 31, 2025:

Name	Salary[1]	Incentive Award[2]	Accelerated Vesting of Restricted Stock[3]	Accelerated Vesting of 2022 TSR Awards[4]	Total
Mr. Rizvi	—	$6,000,000	$2,916,437	$2,778,552	$11,694,989
Mr. Bruggeman	—	$3,000,000	$1,477,222	$1,389,276	$5,866,498
Mr. Rose	—	$3,000,000	$987,554	—	$3,987,554

[1]	January 31, 2025 is the last day of an employment period under each named executive officer’s employment agreement.

[2]

200% of the annual incentive award for fiscal 2023, calculated without regard to the annual incentive bonus cap, but subject to caps of $6,000,000 for Mr. Rizvi and $3,000,000 for Messrs. Bruggeman and Rose.

[3]	Dollar value of unvested restricted stock.

[4]	The 2022 TSR Awards are reported at actual number of shares earned, based on performance during the three year performance period ended December 31, 2024, as determined in February, 2025.

Termination on Death, Total Disability or Voluntary Termination. If the employment of our named executive officers were terminated due to death, total disability or voluntary termination, as provided in their respective employment agreements, our named executive officers or their estates would be entitled to the following lump sum amounts as of January 31, 2025 (except as otherwise noted in the footnote below):

Name	Salary	Incentive Award	Accelerated Vesting of Restricted Stock	Accelerated Vesting of 2022 TSR Awards[1]	Total
Mr. Rizvi	—	$3,962,152	$2,916,437	$2,778,552	$9,657,141
Mr. Bruggeman	—	$1,981,076	$1,477,222	$1,389,276	$4,847,574
Mr. Rose	—	$2,201,196	$987,554	—	$3,188,750

[1]

In the event of a voluntary termination of employment (other than termination for good reason), the vesting of the 2022 TSR Awards would not accelerate, so in that event the totals for Messrs. Rizvi and Bruggeman would be $6,878,589 and $3,458,298, respectively.

In their employment agreements, our named executive officers are subject to non-competition provisions for a period of one year following termination of employment for any reason, as well as confidentiality provisions.

All unvested shares of restricted stock automatically vest upon death, total disability, termination of employment without cause, voluntary termination of employment after 20 years of service and attaining age 55, termination of employment for good reason within 12 months following a change in control, and any other event specified in an applicable employment agreement. In the event of a change in control, unvested restricted stock will be subject to the definitive agreement governing the change in control.

Director Compensation for Fiscal 2024

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2024.

Name	Fees Earned or Paid in Cash	Stock Awards[1]	Total
Edward M. Kress	—	$50,000	$50,000
Charles A. Elcan	$75,000	$50,000	$125,000
David S. Harris	$95,000	$75,000	$170,000
Mervyn L. Alphonso	$85,000	$50,000	$135,000
Lee I. Fisher	$75,000	$50,000	$125,000
Anne C. MacMillan	$85,000	$50,000	$135,000
Cheryl L. Bustos	$73,750	$50,000	$123,750

[1]

The aggregate number of outstanding restricted stock awards granted to non-employee directors of REX that have not vested at January 31, 2025 is 2,636 shares for each of Messrs. Kress, Elcan, Alphonso, Fisher and Ms. MacMillan, 2,056 shares for Ms. Bustos, and 3,954 shares for Mr. Harris.

Director Compensation Arrangements

Directors who are not officers or employees of REX are paid an annual retainer of $70,000 per year, plus reasonable travel expenses, and a $5,000 per year retainer if the director serves on one or more Board committees. The Chair of the Audit Committee receives an additional $20,000 per year retainer, and the Chairs of the Compensation and Nomination and Governance Committees each also receives an additional $10,000 per year retainer.

Non-employee directors receive an annual $50,000 grant of restricted stock under the 2015 Incentive Plan, based on the closing price of REX common stock on the date of grant, vesting in one-third installments on the first three anniversaries of the grant. The Lead Director also receives an additional $25,000 annual grant of restricted stock with a vesting period of three years.

Compensation Policies and Risk

We believe the compensation policies and practices for our employees do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company.

Our compensation program consists of fixed and variable components. The fixed portion, base salary, provides stable income regardless of Company performance or stock price. The variable portion, annual incentive and restricted stock awards, rewards both short-term and long-term corporate performance.

We use an annual incentive performance measure (Adjusted Net Income) that is based on after-tax income, which we believe better encourages executives to focus on growing profits and earnings per share than a financial measure that is based on pre-tax net income. We also cap each executive’s total annual incentive award, which we believe reduces the incentive to engage in excess risk taking as incentive payments are limited. We annually review our incentive performance measures and formula.

Long-term performance is reflected in restricted stock awards that vest in installments over three years and grow in value if our stock price increases over time. We believe that our restricted stock awards and the clawback provision in our annual incentive program create a disincentive to engage in short-term risk taking which could ultimately harm the Company’s long-term performance and stock price.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders[1]	262,292	[2]	—	1,065,809
Equity compensation plans not approved by security holders	—		—	—

Total	262,292		—	1,065,809

[1]	Includes the REX American Resources Corporation 2015 Incentive Plan.

[2]

Consists of 162,392 shares of restricted stock awarded but not vested, and 99,900 shares underlying the TSR Awards (based on performance during the three year performance period ended December 31, 2024), awarded under the 2015 Incentive Plan, as determined in February, 2025. None of these awards have an exercise price.

Chief Executive Officer (CEO) Pay Ratio

We are committed to internal pay equity to incentivize all our employees and to maximize shareholder value. In furtherance of that goal, and consistent with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2024 to that of all other Company employees for the same period.

For fiscal 2024, the annual total compensation of our CEO was $4,237,352 and the average of the annual total compensation of the two employees identified at the median of our Company (excluding the CEO), who we refer to collectively as our median employee, was $70,294. Therefore, the ratio of annual total compensation of our CEO to the median of the annual compensation for fiscal 2024 was 60.3 to 1.

For purposes of identifying our median employee and for purposes of calculating annual total compensation of our median employee, the calculation of annual total compensation of all employees (including full and part-time employees) was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” on page 13 of this Proxy Statement. Pay elements that were included in the annual total compensation of our median employee were salary/hourly wage, bonus and 401K matching contributions.

We identified our median employee as of December 31 2023, based on all employees of REX and its consolidated subsidiaries as of that date. In identifying our median employee, we: (i) calculated the annual total compensation described above for each of our employees and annualized the base salary/wages of all employees who were hired in 2023 but did not work for the entire year, (ii) ranked the annual total compensation of all employees except for the CEO from lowest to highest, and (iii) since we had an even number of employees when not including the CEO, determined the average of the annual total compensation of the two employees ranked at the median.

For fiscal 2024, we concluded that, to our reasonable belief, there were no changes in our employee population or compensation arrangements during the fiscal year that would significantly impact our pay ratio disclosure if we continued to use our same median employee we identified as of December 31, 2023 for purposes of the pay ratio calculation, as permitted by applicable SEC rules.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

Pay Versus Performance Table

Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO[1]	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs[2]	Value of Initial Fixed $100 Investment Based On:		Net Income[4]	Company- Selected Measure (Adjusted Net Income)[5]
					Total Shareholder Return[3]	Peer Group Total Shareholder Return[3]
2024	$4,237,352	$4,043,787	$2,353,736	$2,321,302	$166.04	$80.87	$58,167,000	$88,047,834
2023	$6,063,247	$6,980,272	$2,883,778	$3,038,370	$164.75	$170.69	$60,935,000	$93,933,283
2022	$3,976,333	$4,550,392	$1,709,517	$2,022,908	$130.26	$289.18	$27,697,000	$41,730,719
2021	$2,225,200	$1,741,294	$1,524,027	$1,200,406	$127.98	$275.99	$52,364,000	$74,510,182
2020	$359,217	$397,256	$297,844	$321,269	$101.53	$221.71	$3,001,000	$4,467,222

[1]

Compensation actually paid (“CAP”) was calculated by beginning with the total amount reported in the Summary Compensation Table (the “SCT”) for the applicable year, (i) subtracting the grant date fair value of stock awards reported in the Stock Awards column of the SCT, and (ii) adding the change in fair value of stock awards for the applicable year. Fair value amounts were computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under generally accepted accounting principles. The fair value amounts were calculated using our stock price on the last day of each fiscal year or the date of vesting, as applicable, and using the probable achievement level of the performance goals as of the end of the year. The following is a reconciliation of the SCT total and the CAP for the CEO for each of the applicable years. Mr. Rizvi is included as the CEO for each year. Note that the CEO’s 2022 TSR Award was valued for the purpose of the Summary Compensation Table in the manner described in footnote 1 to the Summary Compensation Table.

CEO
Year	SCT Total	Subtract Grant Date Value of Stock Awards Granted Each Year as Disclosed in the SCT	Add Change in Fair Value of Stock Awards	CAP
2024	$4,237,352	$(990,538)	$796,973	$4,043,787
2023	$6,063,247	$(2,617,799)	$3,534,824	$6,980,272
2022	$3,976,333	$(2,292,721)	$2,866,780	$4,550,392
2021	$2,225,200	$(666,667)	$182,761	$1,741,294
2020	$359,217	$(44,673)	$82,712	$397,256

CEO: Change in Fair Value of Stock Awards
Year	Year-End Fair Value of Stock Awards Granted in Covered Fiscal Year that Remained Unvested at the end of the Covered Fiscal Year	Year-over-Year Increase or Decrease in Fair Value for Stock Awards Granted in Prior Years that Remained Unvested at the end of the Covered Fiscal Year	Increase or Decrease in Fair Value of Stock Awards Granted in Prior Years that Vested in the Covered Fiscal Year	Adjustments for Stock Awards that Failed to Meet Performance Conditions	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value	Total Change in Fair Value of Stock Awards Included in CAP
2024	$965,985	$(286,720)	$117,708	—	—	$796,973
2023	$2,422,681	$1,092,874	$19,269	—	—	$3,534,824
2022	$2,884,479	$(19,154)	$1,455	—	—	$2,866,780
2021	$43,968	$96,935	$41,858	—	—	$182,761
2020	$122,247	$(45,256)	$5,721	—	—	$82,712

[2]

CAP for the other named executive officers was calculated in the same manner as described above for the CEO, except the amounts were averaged for each year. Following is a reconciliation of the average SCT total and the average CAP for the named executive officers, other than the CEO, for each of the applicable years. The non-CEO named executive officers included in the average for each year were Messrs. Bruggeman and Rose.

Other Named Executive Officers
Year	Average SCT Total	Subtract Grant Date Value of Stock Awards Granted Each Year as Disclosed in the SCT	Add Average Change in Fair Value of Stock Awards	Average CAP
2024	$2,353,736	$(522,784)	$490,350	$2,321,302
2023	$2,883,778	$(947,992)	$1,102,584	$3,038,370
2022	$1,709,517	$(703,589)	$1,016,980	$2,022,908
2021	$1,524,027	$(436,276)	$112,655	$1,200,406
2020	$297,844	$(27,548)	$50,973	$321,269

Other Named Executive Officers: Average Change in Fair Value of Stock Awards
Year	Year-End Fair Value of Stock Awards Granted in Covered Fiscal Year that Remained Unvested at the end of the Covered Fiscal Year	Year-over-Year Increase or Decrease in Fair Value for Stock Awards Granted in Prior Years that Remained Unvested at the end of the Covered Fiscal Year	Increase or Decrease in Fair Value of Stock Awards Granted in Prior Years that Vested in the Covered Fiscal Year	Adjustments for Stock Awards that Failed to Meet Performance Conditions	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value	Total Change in Fair Value of Stock Awards Included in CAP
2024	$509,818	$(68,211)	$48,743	—	—	$490,350
2023	$761,266	$328,859	$12,459	—	—	$1,102,584
2022	$1,027,894	$(11,812)	$898	—	—	$1,016,980
2021	$27,094	$59,403	$26,158	—	—	$112,655
2020	$75,352	$(27,907)	$3,528	—	—	$50,973

[3]

The Company’s total shareholder return (“Company TSR”) represents the cumulative investment return of an initial fixed $100 investment in our common stock during the period commencing on January 31, 2020 and ending on the last day of the covered fiscal year, assuming reinvestment of all dividends. The Company TSR reflected in the table above may not be indicative of future performance. Peer group total shareholder return (“Peer Group TSR”) represents the cumulative investment return of an initial fixed $100 investment in a peer group comprised of Alto Ingredients, Inc. and Green Plains, Inc. (with the returns weighted according to respective market capitalization at the beginning of each period for which the return is indicated) during the period commencing on January 31, 2020 and ending on the last day of the covered fiscal year, assuming reinvestment of all dividends.

[4]	Reflects net income, as reported in our Form 10-K for the applicable year.

[5]	The following is a list of the most important financial performance measures used by the Compensation Committee to link CAP to Company performance for the most recently completed fiscal year.

•	Adjusted Net Income

•	Net Income

•	Total Shareholder Return

Of the goals listed above, we consider Adjusted Net Income to be the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link CAP to Company performance and therefore include it as the Company-Selected Measure in the table above. For the definition of Adjusted Net Income, please see page 9 of this proxy statement.

Required Supplemental Graphs Showing Relationship Between:

CAP, Company TSR and Peer Group TSR

The graphs below illustrates the relationship between the CAP to our CEO and the other named executive officers, Company TSR and Peer Group TSR during the period covered by the Pay versus Performance Table.

CAP and Net Income

The graph below illustrates the relationship between the CAP to our CEO and the other named executive officers and the Company’s net income during the period covered by the Pay versus Performance Table.

CAP and Adjusted Net Income

The graph below illustrates the relationship between the CAP to our CEO and the other named executive officers and the Company’s Adjusted Net Income during the period covered by the Pay versus Performance Table.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2)

We are asking shareholders to cast an advisory vote on the compensation of our named executive officers disclosed in the Executive Compensation section of this Proxy Statement. This non-binding advisory vote, commonly known as a “say-on-pay” vote, is required not less than once every 3 years, pursuant to Section 14A of the Securities Exchange Act. REX has determined to obtain this non-binding advisory vote on a yearly basis.

Our executive compensation program is designed to motivate and retain our key employees and to reward both annual and long-term corporate performance. We believe our executive compensation program appropriately aligns named executive officers’ incentives with the interests of shareholders. Accordingly, we are asking you to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

While this vote is not binding on the Company or the Board of Directors, we value the opinion of shareholders and will consider the outcome of the vote when making future executive compensation decisions.

The affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy is required for approval of this proposal. Abstentions will have the effect of a vote against the proposal. Broker non-votes will not be counted.

The Board of Directors recommends a vote FOR approval of the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of April 15, 2025 (the record date for the Annual Meeting), certain information with respect to the beneficial ownership of REX Common Stock by each director and nominee for director, each named executive officer, all directors and executive officers as a group and those persons or groups known by us to own more than 5% of our Common Stock.

For purposes of this table, a person is considered to “beneficially own” any shares if the person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has (or has the right to acquire within 60 days after April 15, 2025) sole or shared power: (i) to vote or to direct the voting of the shares or (ii) to dispose or to direct the disposition of the shares. Unless otherwise indicated, voting power and investment power are exercised solely by the named person or shared with members of his household. Unvested restricted stock held by certain officers and directors may be voted by the holder but may not be disposed of prior to vesting.

Name and Address	Common Stock Beneficially Owned
	Number	Percent[1]
Stuart A. Rose[2]	1,614,872	9.72%
7720 Paragon Road, Dayton, OH 4549
Zafar A. Rizvi[3]	359,547	2.16%
Douglas L. Bruggeman[4]	133,085	*
Edward M. Kress[5]	102,482	*
David S. Harris[6]	20,773	*
Charles A. Elcan[7]	56,338	*
Mervyn L. Alphonso[8]	7,558	*
Lee I. Fisher[9]	7,096	*
Anne C. MacMillan[10]	7,222	*
Cheryl L. Bustos[11]	2,536	*
All Directors and Executive Officers as a Group (10 persons)[12]	2,311,509	13.91%
BlackRock, Inc.[13]	3,107,049	18.70%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors LP14	1,233,671	7.42%
Building One, 6300 Bee Cave Road, Austin, TX 78746
The Vanguard Group[15]	1,133,199	6.82%
100 Vanguard Boulevard, Malvern, PA 19355

*	One percent or less

[1]	Percentages are calculated on the basis of the 16,615,879 shares outstanding on April 15, 2025.

[2]

Includes 1,206,562 shares held by the Stuart Rose Family Foundation, an Ohio nonprofit corporation of which Mr. Rose is the sole member, chief executive officer and sole trustee. Also includes 117,258 shares held in a family trust of which Mr. Rose is successor trustee, and 23,671 shares of unvested restricted stock.

[3]	Includes 69,905 shares of unvested restricted stock.

[4]	Includes 35,408 shares of unvested restricted stock.

[5]	Includes 75,524 shares held jointly with his spouse and 2,636 shares of unvested restricted stock.

[6]	Includes 3,954 shares of unvested restricted stock.

[7]	Includes 2,636 shares of unvested restricted stock.

[8]	Includes 2,636 shares of unvested restricted stock.

[9]	Includes 2,636 shares of unvested restricted stock.

[10]	Includes 2,636 shares of unvested restricted stock.

[11]	Includes 2,056 shares of unvested restricted stock.

[12]	Includes 221,062 shares of unvested restricted stock.

[13]

Based on Amendment No. 9 to Schedule 13G filing dated January 19, 2024. BlackRock, Inc., as parent holding company of BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (beneficially owns 5% or greater of the outstanding shares of the class reported), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd., has sole power to vote 3,043,308 shares and sole power to dispose of 3,107,049 shares.

[14]

Based on Amendment No. 24 to Schedule 13G filing dated April 15, 2025. Dimensional Fund Advisors LP, a registered investment adviser, furnishes investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. In its or its subsidiaries’ role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over the shares owned by these funds, trusts and accounts. Dimensional Fund Advisors LP or its subsidiaries has sole power to vote 1,204,241 shares and sole power to dispose of 1,233,671 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of all such shares.

[15]

Based on Amendment No. 6 to Schedule 13G filing dated February 13, 2024, The Vanguard Group, a registered investment advisor, has the shared power to vote 22,601 shares, sole power to dispose of 1,095,911 shares and shared power to dispose of 37,288 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes of ownership of REX Common Stock with the Securities and Exchange Commission. We believe that during fiscal 2024 all filing requirements applicable to our directors and executive officers were timely met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2024, REX paid the law firm of Dinsmore & Shohl LLP, of which Edward M. Kress is a partner, a total of $254,427.05 for legal services. Mr. Kress is a member of our Board of Directors. We believe the fees paid to Dinsmore & Shohl LLP for legal services were comparable to terms that we could have obtained from unaffiliated third parties and fair to the Company.

The Company is a party to a consulting services agreement with Highstake 35 LLC doing business as Mercury Public Affairs which commenced on August 1, 2024 and has been extended through June 30, 2025 under which the Company pays the firm $15,000 per month (the Company paid the firm $75,000 in fiscal 2024). Cheryl L. Bustos, a director of the Company, is a partner and officer of Mercury Public Affairs. The consulting services agreement was approved in advance by the disinterested members of our Board of Directors.

Review and Approval of Transactions with Related Persons

Pursuant to our written policy relating to Transactions with Related Persons, we review all financial transactions, arrangements or relationships between REX and our directors, executive officers, their immediate family members and our significant shareholders to determine the materiality of the related person’s interest, whether it creates a conflict of interest, and whether it is on terms comparable to arm’s length dealings with an unrelated party or otherwise fair to us. We have developed internal controls and processes for identifying related party transactions, including annual director and officer questionnaires. All related party transactions are reviewed by our legal counsel for disclosure in our proxy statement. Related party transactions are reviewed and approved by our CEO, unless our legal counsel determines that the amount involved, persons involved, significance or other aspects of the transaction require review and approval by the disinterested members of our Board of Directors.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2025
(Item 3)

Our Audit Committee, which consists entirely of independent directors, has appointed RSM US LLP (“RSM”) as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending January 31, 2026. RSM served as our independent registered public accounting firm for fiscal 2024. As a matter of good corporate governance, the Board of Directors is asking the shareholders to ratify the appointment of RSM.

We expect representatives of RSM will be available at the Annual Meeting with an opportunity to make a statement if they so desire and to answer questions.

The affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy is required for approval of this proposal. Abstentions will have the effect of a vote against the proposal. Broker non-votes will not be counted.

If the appointment of RSM is not ratified by a majority of the votes present, the Audit Committee will reconsider the appointment of RSM, but may decide to maintain its appointment of RSM as our independent registered public accounting firm for fiscal 2025.

The Board of Directors recommends a vote FOR ratification of the appointment of RSM as our independent registered public accounting firm for fiscal 2025.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM served as the Company’s independent registered public accounting firm for the fiscal years ending January 31, 2024 and January 31, 2025.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed REX for the fiscal years ended January 31, 2025 and 2024 by RSM:

	Fiscal 2024	Fiscal 2023
Audit Fees[1]	$348,000	$300,000
Audit-Related Fees[2]	$5,000	$2,500
Tax Fees[3]	$51,975	$99,750
All Other Fees[4]	$3,675	$3,750

Total	$408,650	$406,000

[1]

Audit Fees consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports and services that are normally provided by RSM in connection with statutory and regulatory filings or engagements. This category included fees related to the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

[2]

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

[3]	Tax Fees consist of fees billed for professional services rendered for tax advice and tax planning.

[4]	All Other Fees consist of fees paid for a web based accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to a specified dollar limit. Any material service not included in the approved list of services, and all services in excess of the pre-approved dollar limit, must be separately pre-approved by the Audit Committee. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee all services performed and fees charged to date by the firm pursuant to the pre-approval policy. None of the fees billed by our independent registered public accounting firm for Audit-Related, Tax and Other Services described above were approved by the Audit Committee after the services were rendered pursuant to the de minimus exception under SEC rules.

Audit Committee Report

The Audit Committee assists Board oversight of the integrity of the financial statements of the Company. The Audit Committee is comprised of nonemployee directors who meet the independence and financial experience requirements of applicable NYSE listing standards and SEC rules. The Audit Committee operates under a written charter.

Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Committee reviewed with the Company’s independent registered public accounting firm, RSM, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the independent registered public accounting firm’s written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

The Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

DAVID S. HARRIS, Chairman
MERVYN I. ALPHONSO
ANNE C. M ACMILLAN

OTHER BUSINESS

Solicitation of Proxies

The Company will bear the entire expense of this proxy solicitation. Arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxy solicitation materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers and other regular employees of the Company may solicit proxies by mail, in person or by telephone.

We also have engaged Okapi Partners LLC to assist in the solicitation of proxies and related services, at an estimated cost of $17,500 plus reimbursement of reasonable out of pocket expenses. The address of Okapi Partners is 1212 Avenue of the Americas, 17th Floor, New York, New York 10036. If you need assistance in completing your proxy card or voting by telephone or on the Internet, or have questions regarding the 2025 Annual Meeting, please contact Okapi Partners toll-free at (888) 785-6707 or by email at info@okapipartners.com.

Other Matters

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. If other matters should properly come before the Annual Meeting or any adjournments thereof, the proxy holders will vote the proxies thereon in their discretion.

Shareholder Proposals

Proposals by shareholders intended to be presented at REX’s 2026 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Secretary of the Company at 7720 Paragon Road, Dayton, Ohio 45459 on or before December 26, 2025 in order to be considered for inclusion in our proxy materials for that meeting. Shareholder proposals intended to be submitted at the 2026 Annual Meeting outside the processes of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at our corporate offices on or before March 11, 2026. If we do not receive timely notice of such proposal, the proxy holders will vote on the proposal, if presented at the meeting, in their discretion.

Shareholder recommendations for director candidates must be received by the Nominating/Corporate Governance Committee at our corporate offices on or before January 2, 2026 to be considered for nomination by the Nominating/Corporate Governance Committee for election at the 2026 Annual Meeting. Names submitted after this deadline will not be considered.

To comply with Rule 14a-19, the SEC’s universal proxy rule, shareholders who intend to solicit proxies in support of a director nominee other than the Company’s nominees must provide a notice to the Company that includes the information required by Rule 14a-19 no later than April 5, 2026; however, if the date of the 2026 annual meeting of shareholders is more than 30 days before or after the anniversary of the date of the 2025 annual meeting of shareholders, then such written notice must be delivered by the later of (x) the tenth day following the first public announcement by the Company of the date of the 2026 annual meeting of shareholders, and (y) the date 60 days prior to the date of the 2026 annual meeting of shareholders.

By Order of the Board of Directors EDWARD M. KRESS Secretary

April 25, 2025
Dayton, Ohio

0

PROXY

REX AMERICAN RESOURCES CORPORATION

Proxy for Annual Meeting of Shareholders
June 4, 2025

The undersigned hereby appoints Stuart A. Rose and Zafar Rizvi and each of them proxies for the undersigned, with full power of substitution, to vote all the shares of Common Stock of REX AMERICAN RESOURCES CORPORATION, a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 4, 2025, at 9:00 a.m. and any adjournments thereof.

(Continued, and to be signed, on the other side)

1.1	14475

ANNUAL MEETING OF SHAREHOLDERS OF

REX AMERICAN RESOURCES CORPORATION

June 4, 2025

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at https://investors.rexamerican.com/ir-resources/annual-meeting

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

00003333333333000000 5	060425
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE,“FOR” ITEM 2 AND “FOR” ITEM 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy is solicited on behalf of the Board of Directors and will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations.		1.	ELECTION OF DIRECTORS
INSTRUCTION: Please mark your vote for each nominee separately
				FOR	AGAINST	ABSTAIN
			Stuart A. Rose	☐	☐	☐

			Zafar A. Rizvi	☐	☐	☐

			Edward M. Kress	☐	☐	☐

			David S. Harris	☐	☐	☐

			Charles A. Elcan	☐	☐	☐

			Mervyn L. Alphonso	☐	☐	☐

			Lee I. Fisher	☐	☐	☐

			Anne C. MacMillan	☐	☐	☐

			Cheryl L. Bustos	☐	☐	☐

		2.	ADVISORY VOTE to approve executive compensation.	☐	☐	☐

		3.	RATIFICATION of appointment of independant registered public accounting firm.	☐	☐	☐

		4.	IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.